Exhibit 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Money Market Obligations Trust:

We consent to the use of our report dated September 26, 2011, with respect to the financial statements of the Federated Prime Value Obligations Fund, Federated Prime Cash Obligations Fund, Federated Government Obligations Fund, and Federated Treasury Obligations Fund, each a portfolio of the Money Market Obligations Trust, as of July 31, 2011, incorporated herein by reference, and to the reference to our firm under the heading “Financial Highlights” in the prospectus/proxy statement filed in form N-14.

Boston, Massachusetts

June 6, 2012